EXHIBIT 99.1



                     STATUS OF INDEPENDENT AUDITORS' REPORT


     As of the date of this filing, DELOITTE & TOUCHE LLP has not given the company permission to include its Independent Auditors' Report dated March 20, 2002 in this 10-K/A of Telzuit Medical Technologies, Inc., formerly Taylor
Madison Corp. (File No. 001-15034). Therefore, financial information in this filing for fiscal year ended December 31, 2001 is unaudited and you should review the audited financial statements (including the footnotes) and the Independent Auditors' Report dated March 20, 2002 in Telzuit Medical Technologies, Inc.'s 10-K for fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002.

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